As filed with the Securities and Exchange Commission on February 17, 1999
                                           Registration Statement No. 333-59297
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                 PRE-EFFECTIVE

                             AMENDMENT NO. 6
                                      to
                                   FORM S-11
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            PINNACLE HOLDINGS INC.
     (Exact name of registrant as specified in its governing instruments)

                                ---------------
       Delaware                      4899                    65-0652634
   (State or other       (Primary Standard Industrial     (I.R.S. Employer
   jurisdiction of              Classification         Identification Number)
   incorporation or              Code Number)
    organization)

                      1549 Ringling Boulevard, 3rd Floor
                            Sarasota, Florida 34236
                                (941) 364-8886
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Steven Day
             Vice President, Chief Financial Officer and Secretary
                            Pinnacle Holdings Inc.
                      1549 Ringling Boulevard, 3rd Floor
                            Sarasota, Florida 34236
                                (941) 364-8886
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                ---------------
                         Copies of communications to:
      Chester E. Bacheller, Esq.            Robert E. Buckholz, Jr., Esq.
         Holland & Knight LLP                    Sullivan & Cromwell
  400 North Ashley Drive, Suite 2300              125 Broad Street
         Tampa, Florida 33602                 New York, New York 10004
            (813) 227-8500                         (212) 558-4000

                                ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of earlier effective registration statements for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
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

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectuses: one to be used in connection with an offering of Common Stock in the United States and Canada (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering of Common Stock outside the United States and Canada (the "International Prospectus"). The complete U.S. Prospectus follows this explanatory note. After the U.S. Prospectus are the following alternate pages for the International Prospectus: a front cover page, a separate Underwriting section and a back cover page. All other pages of the U.S. Prospectus are to be used for both the United States offering and the international offering. Each alternative page for the International Prospectus included herein is labeled "Alternate Page for International Prospectus."

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

  The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. All such fees and expenses shall be borne by the Company.

   Securities and Exchange Commission registration fee.............. $  101,200
   NASD filing fee.................................................. $   30,500
   Nasdaq listing fee............................................... $   95,000
   Printing and engraving expenses.................................. $  300,000
   Accounting fees and expenses..................................... $  350,000
   Legal fees and expenses.......................................... $  450,000
   Blue Sky fees and expenses....................................... $    5,000
   Transfer Agent's fees and expenses............................... $   20,000
   Directors' and Officers' insurance............................... $   70,000
   Miscellaneous.................................................... $  178,300
                                                                     ----------
     Total.......................................................... $1,500,000
                                                                     ==========

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* Estimated

Item 32. Sales to Special Parties.

  Not applicable.

Item 33. Recent Sales of Unregistered Securities.

  The securities issued or sold by the Company since May 1995, the date of inception, which were not registered under the Securities Act are listed below:

    (i) Pursuant to the Stockholders Agreement, since December 31, 1995, the Company has issued to ABRY II 200,000 shares of Class A Common Stock and 172,266 shares of Class E Common Stock. 35,000 shares of the Class A Common Stock were issued in exchange for shares of Pinnacle Towers Inc. that were held by ABRY II and the remaining shares were issued in exchange for capital contributions made by ABRY II to the Company at a rate of 1 share per each $100 contribution. Additionally, a total of 12,000 shares of Class B Common Stock and a total of 31,000 shares of Class D Common Stock were issued to the Company's founders in exchange for all of the capital stock of Pinnacle Towers Inc. held by them. Furthermore, 2,500 shares of Class A Common Stock were issued to the REIT investors for $100 per share.

    (ii) From February 16, 1996 through June 25, 1997, the Company issued 19,000 shares of Class D Common Stock to certain employees of the Company as compensation pursuant to their employee subscription agreements. Pursuant to his subscription agreement, Mr. Day also purchased 500 shares of Class B Common Stock for $100 per share.

    (iii) On April 30, 1997, the Company sold 2,500 shares of Class E Common Stock to James Dell'Apa for consideration of $100 per share.

    (iv) On March 17, 1998, the Company issued $325,000,000 in principal amount of its 10% Senior Discount Notes due 2008, pursuant to a Purchase Agreement dated as of March 17, 1998, between the Company and the initial purchasers thereof.

    (v) On September 3, 1998, the Company sold 30,000 shares of the Senior Preferred Stock and warrants to purchase up to 3,432 shares of Class F Common Stock to New York Life Insurance Company for an aggregate purchase price of $30.0 million.

    (vi) On September 3, 1998, the Company sold 32.5 shares of Junior Preferred Stock to ABRY/Pinnacle, Inc., an affiliate of ABRY II, for an aggregate purchase price of $32.5 million.

    (vii) On December 16, 1998, the Company sold 26.2 shares of the Junior Preferred Stock to ABRY/Pinnacle, Inc. for an aggregate purchase price of $26.2 million.

  The shares of capital stock issued in the above transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transaction. All recipients had adequate access, through their relationship with the Company to information about the Company.

Item 34. Indemnification of Directors and Officers.

  Pinnacle Holdings Inc., a Delaware corporation (the "Delaware Corporation"). The Delaware Corporation's Certificate of Incorporation and Bylaws contain provisions limiting the personal liability of its directors for monetary damages resulting from breaches of their duty of care to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law. The Delaware Corporation's Certificate of Incorporation and Bylaws also contain provisions making indemnification of the Delaware Corporation's directors and officers mandatory to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

  The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was illegal. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and require court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Company intends to obtain directors' and officers' liability insurance, consistent with the provisions of the Delaware General Corporation Law, to protect directors and officers from liabilities under various laws, including the Securities Act.

Item 35. Treatment of Proceeds from Stock Being Registered.

  Not applicable.

Item 36. Exhibits and Financial Statement Schedules.

  (a) Exhibits

 Exhibit No.                            Description
 -----------                            -----------
  1.0        U.S. Underwriting Agreement
  1.1        International Underwriting Agreement
  3.1.1      Amended and Restated Certificate of Incorporation of the Company
  3.1.2      Bylaws of the Company**
  4.1        Indenture dated as of March 20, 1998 among the Company and The
             Bank of New York, as Trustee**
  4.2        Exchange and Registration Rights Agreement dated as of March 20,
             1998 by and among the Company and each of the Purchasers referred to therein**

 Exhibit No.                             Description
 -----------                             -----------
  4.3        Specimen Stock Certificate*****
  4.4        Registration Agreement*****
  4.5        Recapitalization Agreement
  4.6        Certificate of Designation Series A Senior Preferred Stock******
  4.7        Certificate of Designation Series B Junior Preferred Stock******
  5.1        Opinion of Holland & Knight LLP****
  8.1        Opinion of Holland & Knight LLP*******
 10.1        Second Amended and Restated Credit Agreement dated February 26,
             1998 by and among Pinnacle Towers, Inc., a wholly-owned subsidiary of the Company ("PTI"), NationsBank of Texas, N.A. and Goldman,
             Sachs Credit Partner L.P.**
 10.2        First Amendment to Second Amended and Restated Credit Agreement
             dated March 17, 1998**
 10.3        Third Amended and Restated Credit Agreement dated May 29, 1998***
 10.4        First Amendment to Third Amended and Restated Credit
             Agreement********
 10.5        Second Amendment to Third Amended and Restated Credit
             Agreement*******
 10.6        Third Amendment to Third Amended and Restated Credit Agreement
 10.7        Form of Purchase and Sale Agreement dated January 9, 1998 by and among PTI and Southern Communications**
 10.8        Form of Southern Communications Master Site Lease Agreement by and
             among PTI and Southern Communications**
 10.9        Form of Option to Direct Construction or Acquisition of Additional
             Tower Facilities by and among PTI and Southern Communications**
 10.10       Form of Exchange Agreement by and among PTI and Southern
             Communications**
 10.11       Form of Lease Agreement--Non-Restricted Premises**
 10.12       Form of Lease Agreement--Restricted Premises**
 10.13       Form of Master Antenna Site Lease by and among PTI and Teletouch
             Communications, Inc.**
 10.14       Contract of Sale by and among PTI and Teletouch Communications,
             Inc. and First Amendment to Contract of Sale**
 10.15       Executive Employment Agreement between the Company and Robert
             Wolsey dated May 3, 1995**
 10.16       Executive Employment Agreement between the Company and Steven Day dated February 17, 1997**
 10.17       Executive Employment Agreement between the Company and James
             Dell'Apa dated May 3, 1995**
 10.18       Subscription Agreement dated December 31, 1995 by and among ABRY
             II and PTI**
 10.19       Second Amended and Restated Subscription and Stockholders
             Agreement dated May 16, 1996 by and among PTI, the Company and certain stockholders**
 10.20       Capital Contribution Agreement dated February 26, 1998**
 10.21       Convertible Promissory Note due 1998 dated February 11, 1998 by and among the Company and ABRY II**
 10.22       Services Agreement by and among PTI and PTI II**
 10.23       Amended Capital Contribution Agreement dated May 29, 1998***
 10.24       Purchase Agreement dated as of July 7, 1998 among MobileMedia, its affiliates and the Company****
 10.25       Amendment to Purchase Agreement dated September 2, 1998 between
             PTI and MobileMedia and certain of its affiliates******

 Exhibit No.                            Description
 -----------                            -----------
 10.26       Form of Master Lease for Transmitter Systems Space between the
             Company and MobileMedia Communications, Inc.****
 10.27       Form of Management and Consulting Services Agreement dated as of
             April  , 1995 between Pinnacle Towers Inc. and ABRY*
 10.28       Stock Incentive Plan
 10.29       First Amendment to Capital Contribution Agreement
 21.1        List of Subsidiaries**
 23.1        Consent of Holland & Knight LLP (contained in Exhibit 5.1)****
 23.2        Consent of PricewaterhouseCoopers LLP, independent certified public accountants********
 23.3        Consent of Arthur Andersen LLP, independent public
             accountants********
 23.4        Consent of Ernst & Young LLP, independent public
             accountants********
 24.1        Powers of Attorney (included on signature pages of Registration
             Statement)****
 27.1        Financial Data Schedule********

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     +To be filed by amendment.
* Previously filed on July 27, 1998 with Amendment No. 1 to the Company's Registration Statement on Form S-11.
** Previously filed on April 1, 1998 with the Company's Registration Statement on Form S-4 (SEC file no. 333-49147).
*** Previously filed on June 11, 1998 with Amendment No. 1 to the Company's Registration Statement on Form S-4.
**** Previously filed on July 17, 1998 with the Company's Registration Statement on Form S-11 (SEC file no. 333-59297).
***** Previously filed on August 11, 1998 with Amendment No. 2 to the Company's Registration Statement on Form S-11.
****** Previously filed on September 18, 1998 with the Company's Report on
       Form 8-K.
******* Previously filed on January 5, 1999 with Amendment No. 4 to the
        Company's Registration Statement on Form S-11.

******** Previously filed on January 21, 1999 with Amendment No. 5 to the
         Company's Registration Statement on Form S-11.

  (b) Financial Statement Schedules

None

Item 37. Undertakings.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sarasota, State of Florida, on February 17, 1999.

                                          Pinnacle Holdings, Inc.

                                             /s/ Steven Day
                                          By: _________________________________
                                             Steven Day, Chief Financial
                                              Officer

                               POWER OF ATTORNEY

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signatures                        Title
                                                                     Date


                  *                    Chief Executive             February
-------------------------------------   Officer, President         17, 1999
            Robert Wolsey               and Director

           /s/ Steven Day              Vice President,             February
-------------------------------------   Chief Financial            17, 1999
             Steven Day                 Officer, Secretary
                                        and Director

                  *                    Executive Vice              February
-------------------------------------   President, Chief           17, 1999
           James Dell'Apa               Operating Officer
                                        and Director

                  *                    Director                    February
-------------------------------------                              17, 1999
            Andrew Banks

                  *                    Director                    February
-------------------------------------                              17, 1999
             Peni Garber

                  *                    Director                    February
-------------------------------------                              17, 1999
            Peggy Koenig

                  *                    Director                    February
-------------------------------------                              17, 1999
            Royce Yudkoff

            /s/ Steven Day
*By: _______________________________,
              Steven Day
           Attorney-in-fact